CODE OF BUSINESS CONDUCT AND ETHICS

Clifton Star Resources Inc (“Clifton” or the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations, and with the highest standards of business ethics, and to full and accurate disclosure in compliance with applicable laws, rules and regulations. This Code of Business Conduct and Ethics (the “Code”), established by the Board of Directors, is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; compliance with applicable governmental laws and regulations; prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and accountability for adherence to the Code.

1.

Compliance

The Code applies to all employees, consultants, officers, and directors of the Company and its subsidiaries. Depending on the circumstances, it may also apply to agents and other representatives of the Company. ("You" as used in this Code refers to all such persons, as appropriate.) In addition to your complying with the Code, it is your responsibility to prevent others from violating these standards if you are in a position to do so. If you are not in a position to do so, it is your responsibility to bring the matter to the attention of a member of senior management who is in a position to take  appropriate action, or to the attention of an independent member of the Board of Directors.

Clifton’s employees, consultants, officers and directors found to be acting in violation of this Code may, at the Company’s discretion, be subject to disciplinary action including termination of employment.

Violations of this Code may also constitute violations of the local laws in each jurisdiction in which Clifton operates and may result in civil or criminal penalties.

The Code is to be distributed to each employee, consultant, officer and director of the Company. It will also be made available via the Company’s internet site and will be filed on SEDAR at www.sedar.com.

Strict adherence to the Code is vital. All managers are responsible for ensuring that employees under their supervision are aware of and understand the provisions of the Code.

2.

Avoiding Questionable or Illegal Practices

The Company’s policy is to comply with all laws and regulations that apply to its business, and to avoid any activity that may be regarded as questionable or unethical. Fraudulent, illegal or unethical acts will not be tolerated. No action that would otherwise be questionable is permissible simply because it is customary in a particular location or business. If you are confronted with a situation that raises an issue under this Code, ask yourself these questions:

1.

Is the life, health or safety of anyone, or the environment, endangered by the action?

2.

Is it legal?

3.

Does it feel honest, fair and ethical?

4.

Does it compromise anyone’s trust or integrity?

5.

Would the public disclosure of the activity in any way be embarrassing to you, the Company, its directors and officers or any other affected employees or consultants of the Company?

You should be sufficiently familiar with any laws and regulations and Company policies and procedures that apply to your area of work and responsibility. That will permit you to recognize possible breaches and to know when to seek advice. If in doubt, you should discuss the matter with a member of senior management.

3.

Honesty Conduct and Integrity

When representing the Company, it is important that you deal honestly and fairly with the Company’s joint venture partners, security holders, suppliers, customers, professional advisors, competitors, other employees and consultants, and anyone else with whom you have contact in the course of performing your job. You should not take any advantage of anyone through actions such as manipulation, concealment, misappropriation or abuse of confidential information, falsification, misrepresentation of material facts, undue influence or any other unfair dealing practice. You also should not give any advantage to anyone for reason of personal relationship, personal benefit or other reasons not  involving the best interest of the Company.

It is Clifton’s policy that neither the Company and its subsidiaries nor its employees, consultants, officers or directors shall pay, offer to pay, or promise to give anything of value, directly or indirectly, to any government official or First Nations community for the purpose of influencing an official act or decision related to retaining or obtaining business or directing business to any person. Clifton places high importance on the integrity of its relationships with government agencies and officials throughout the world and therefore requires that transactions with foreign officials and political parties do not compromise the integrity and ethical business practices of Clifton. The Company’s policy is firm and unconditional. Under no circumstances will the Company ever make a payment prohibited by law. If you are ever solicited for such a payment, or if you become aware of any instance where any Company employee, consultant, officer, director, agent or representative of the Company or its subsidiaries or its joint ventures proposes to offer such a payment or is otherwise involved in such illegal activity, you are to report the matter to your immediate superior, or directly to the CEO or CFO of the Company. Any such employee, consultant, officer, director, agent or representative that participates in any scheme to pay such an illegal payment will be terminated immediately.

4.

Corporate Opportunities

All employees, consultants, officers and directors owe a duty of loyalty to the Company, which includes a duty to advance the Company’s legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position at the Company or the Company’s name, property, information or goodwill for personal gain or for the gain of others. You are further prohibited from taking advantage of an opportunity that is discovered through the use of any corporate property, information, contacts or your position with the Company. All such opportunities, actual or perceived, should be reported to your immediate supervisor.

5.

Conflicts of Interest

A conflict of interest arises when you take actions or have interests that conflicts in any way with the best interests of the Company. You must take care to avoid any direct or indirect involvement or understanding that might result in such a conflict or create the appearance of such a conflict. You may not make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless you make full disclosure of all facts and circumstances to, and obtain prior written approval of, your immediate supervisor, in the case of employees and consultants, or the Corporate Governance and Nominating Committee of the Board, in the case of directors and officers.

The following are examples of conflict of interest situations which generally must be avoided or which may raise a question:

•

You or a member of your immediate family has a financial interest in or loan from a business which is a joint venture partner, optionor or optionee, competitor, customer or supplier of the Company or which otherwise does business with the Company (an investment in the securities of a publicly traded company normally would not be considered to present a conflict of interest unless it represented a material part of your savings);

•

You or a member of your immediate family has an ownership interest in, or enters into a transaction with, a company that (i) directly competes with Clifton in connection with its exploration of precious metals; or (ii) does business with Clifton (i.e. supplier).

•

You or a member of your immediate family receives improper personal benefits or solicits a gift as a result of your position at Clifton.

In addition, the giving or accepting of gifts can adversely affect the Company’s reputation for fair dealing and also create conflicts of interest. You may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary to the industry, will not violate any laws, and will not influence nor appear to influence the recipient’s judgment or conduct.

For these reasons, you must fully disclose to your immediate supervisor and/or the Corporate Governance and Nominating Committee all circumstances that could be perceived as involving a conflict of interest between the Company and you or members of your family. Full disclosure enables the Company to resolve unclear situations and to ethically handle conflicts of interest before any difficulty can arise. To the extent a conflict of interest cannot be avoided in a reasonable fashion, then appropriate procedures will be put in place to ensure that there is full disclosure and to minimize the involvement of the conflicted individuals in the relationship giving rise to the conflict.

6.

Protection and Proper Use of Company Assets

You are entrusted with the care, management and cost-effective use of the Company’s property and you are not to make use of these resources for your own personal benefit or for the personal benefit of anyone  else. Clifton’s assets must be protected from loss, damage, theft, misuse, and waste. Company assets should be used for legitimate business purposes and personal use should be kept to a minimum. The Company’s assets include your time at work and work product, the Company’s equipment, vehicles, computers, software, telephone and internet systems. Employees, consultants, officers and directors of the Company should exercise prudence in incurring and approving business expenses, work to minimize such expenses and to ensure that such expenses are reasonable and serve Clifton’s business interests. Theft, carelessness and waste have a direct impact on Clifton’s profitability.

7.

Confidential Information

Clifton wants its employees and consultants, officer and directors to be well informed about its business, its plans for the future, and the successes and challenges the Company has along the way. In return for this openness, the Company places trust in its employees, consultants, officers and directors to maintain, without need for court orders or other legal requirements, the confidentiality of our proprietary information.

You are required to maintain the confidentiality of all confidential information that you receive or become privy to in connection with your activities on behalf of the Company, except when disclosure is authorized or legally mandated. For these purposes, confidential information includes, but is not limited to, any non-public information concerning Clifton’s business and affairs, results or prospects and any nonpublic information provided by a third party.

Clifton’s policy on maintaining confidentiality will be adopted in a Disclosure policy that is being prepared by the Corporate Governance and Nominating Committee. The obligation to safeguard Clifton’s confidential information continues after employment with or services to the Company ends.

8.

Public Disclosure

The Company has both legal and ethical obligations to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in each jurisdiction in which it does business. The management of Clifton has the general responsibility for preparing all public filings, reports and documents and shall ensure that they comply with all applicable laws and regulations.

Employees, consultants, officers and directors must provide all necessary information to management when requested and must inform management if they become aware that information in any such filing or communication was untrue or misleading at the time of such filing or communication was made.

Employees, consultants, officers and directors must also inform management if they have information that would affect any filings or communications to be made in the future.

Detailed information regarding Clifton’s policy governing public disclosure is set forth in the Disclosure Policy. Employees, consultants, officers and directors involved in the Company’s disclosure process are responsible for acting in furtherance of such policy, and will thoroughly understand and comply with such policy.

9.

Insider Trading

The success of Clifton in the market place requires that we maintain the trust and confidence of the investment community. All employees, consultant, officers, and directors of Clifton must act with integrity when trading public securities, adhering to all applicable laws.

You are prohibited from trading Clifton’s securities while in possession of material non-public information about the Company. In addition, you are prohibited from recommending, "tipping" or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material non-public information. If you obtain or are in possession of material non-public information about another company in the course of your employment, you are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information.

The term “material information” includes both “material facts” and “material changes”. A “material fact”, when used in relation to securities issued or proposed to be issued, means a fact that would reasonably be expected to have a significant effect on the market price or value of the securities of Clifton. A “material change” means: (a) a change in the business, operations or capital of Clifton that would reasonably be expected to have a significant effect on the market price or value of any of the securities of Clifton, or (b) a decision to implement a change referred to in subclause (a) made by the board of directors or other persons acting in a similar capacity or by senior management of Clifton who believe that confirmation of the decision by the board of directors or such other persons acting in a similar capacity is probable.

Material information is "non-public" if it has not been generally disclosed to the public by means of a press release or other means of widespread distribution.

Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment or retainer.

Clifton’ Insider Trading Policy is being prepared by the Corporate Governance and Nominating Committee in order to prevent improper trading in securities of the Company and the improper communication of material non-public information regarding Clifton.

Employees, consultants, officers and directors should refer to, and be fully familiar with, the Insider Trading Policy.

10.

Financial Reports and Records

The Company maintains a high standard of accuracy and completeness in its financial records. Depending on their position with the Company, an employee, consultant, officer or director may be called upon to provide necessary information to ensure that the Company's public reports are complete, fair and understandable. The Company expects employees, consultants, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

The integrity of the Company's record keeping systems will be respected at all times. Employees, consultants, officers and directors are forbidden to use, authorize, or condone the use of "off-the-books" bookkeeping, secret accounts, unrecorded bank accounts, "slush" funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company's true operating results and financial conditions or could otherwise result in the improper recordation of funds or transactions.

11.

Non-discriminatory Environment and Safe Workplace

Clifton is committed to fair employment practices and a workplace in which all individuals are treated with dignity and respect and everyone’s contributions are recognized. The Company will not tolerate or condone any type of discrimination prohibited by law.

The Company complies with laws concerning discrimination and equal opportunity that specifically prohibit discrimination on the basis of certain differences. Clifton recruits, selects, trains and compensates based on merit, experience and other work-related criteria.

You are expected to treat others with respect on the job and comply with equal employment opportunity laws, including those related to discrimination and harassment. Harassment of any kind in the workplace is not tolerated. Harassment generally means offensive conduct that is severe and pervasive and singles out an individual to the detriment or objection of that individual because of a difference protected by law such as race, gender, sexual orientation, religion, national origin, ethnicity, citizenship, age, marital status, disability, physical handicaps or veteran status. Harassment covers a wide range of conduct, from direct requests of a sexual nature to situations where offensive behaviour (e.g., insults, offensive jokes or slurs, offensive material in the workplace) results in a hostile work environment.

You are expected to do your part to ensure a safe and secure workplace in which everyone can perform their duties without fear of harassment. You must treat all people with respect and report all incidents of harassment. Reports of harassment will be promptly and thoroughly investigated in a confidential manner.

Clifton will take immediate and appropriate action if harassment is determined to have occurred.

In addition, you must (i) not use any differences protected by law as a factor in hiring, firing or promotion decisions; (ii) not use any differences protected by law when determining terms or conditions of employment, such as work assignments, employee development opportunities, vacation or overtime; (iii) and not retaliate against a person who makes a complaint of discrimination and/or harassment in good faith; reports suspected unethical conduct, violations of laws, regulations, or company policies; or participates in an investigation.

Any person who believes that they have been subjected to harassment should immediately advise their supervisor and/or the President and in his absence the Chief Financial Officer. The identity of persons involved will be kept in strict confidence and will not be revealed without the person’s consent. The alleged harassment will be investigated and documented by the Company and appropriate action will be taken.

12.

Environmental, Safety, and Occupational Health Practices

Clifton believes that sound environmental, safety, and occupational health management practices are in the best interests of its business, its employees, its consultants, its shareholders, and the communities in which it operates. Clifton is committed to conducting its business in accordance with recognized industry standards and to meeting or exceeding all applicable environmental and occupational health and safety laws and regulations. Achieving this goal is the responsibility of all employees, consultants, officers and directors.

You are expected to abide by all Company policies and procedures in the areas of environment, health and safety and to report all environmental, health and safety incidents. You are to report to work fit to perform your duties and be free of the effects of alcohol or drugs at work. Should you be faced with an environmental health issue or have a concern about workplace safety, please contact your supervisor or the Chief Financial Officer immediately.

The Company’s Environmental Policy is being prepared by the Corporate Governance and Nominating Committee and employees, consultants, officers and directors will be sent same once it has been adopted and they should refer to, and be fully familiar with, the Environmental Policy as of that time.

13.

Accountability, Reporting and Waivers

Clifton employees, consultants, officers and directors are expected to take all responsible steps to prevent a violation of this Code, to identify and raise potential issues as soon as they are identified, and to seek additional guidance when necessary.

Any questions regarding the best course of action in a particular situation, or if an employee or consultant suspects a possible violation of a law, regulation, or this Code, the employee or consultant should promptly contact a member of senior management or the Company’s Corporate Governance and Nominating Committee.

If the concerns relate to the conduct of the Chief Executive Officer or any other senior executive or financial officer, employees and consultants should promptly report their concerns to the Company’s Corporate Governance and Nominating Committee. In the case of accounting, internal accounting controls or auditing matters, employees and consultants should promptly contact the Chairman of the Audit Committee. The Chairman of the Audit Committee will communicate these concerns to the Company’s Corporate Governance and Nominating Committee.

No employee, consultant, officer or director will be penalized for reporting in good faith possible breaches of law, regulation or company policy. Reports of breaches or other violations will be promptly considered and, if appropriate, will be investigated. Clifton will not tolerate retaliatory action against any individual for raising legitimate concerns or questions in good faith regarding ethical matters or for reporting suspected violations of this Code or of legal and/or regulatory requirements.

From time to time, Clifton may waive certain provisions of this Code. Waivers generally may be granted only by the Chief Executive Officer. However, any waiver of the provisions of this Code for directors and executive officers, including the Chief  Executive Officer and Chief Financial Officer, may only be made by the Chairman of the Corporate Governance and Nominating Committee and will be disclosed as required by applicable rules and regulations.

14.

Dissemination and Acknowledgement

All employees, consultants, officers and directors of the Company will receive a copy of this Code upon its initial adoption by the Board of Directors and will be informed about its importance. New employees, consultants, officers and directors will be given a copy of this Code upon commencing employment or service with Clifton, and are expected to complete the attached “Acknowledgment” form and return said form to their immediate supervisor. An amended code of business conduct and ethics will be circulated whenever changes are made to this Code.

Approved by the Board of Directors

Clifton Star Resources Inc.